Open Lending Co-Founder, John Flynn, Retires from the Company’s Board of Directors
AUSTIN, Texas, Jan. 21, 2025 (GLOBE NEWSWIRE) --  Open Lending Corporation (Nasdaq: LPRO) (the “Company” or “Open Lending”), an industry trailblazer in lending enablement and risk analytics solutions for financial institutions, today announced that John J. Flynn, Open Lending co-founder, retired from the Board of Directors on January 16, 2025.  On January 17, 2025, Mr. Flynn agreed to serve as a consultant to the Company through the end of 2025.
“After years of service as a member of Open Lending’s Board of Directors, I have decided that now is the right time for me to step down. The Company is in capable hands under Chuck Jehl’s leadership as CEO," said Mr. Flynn. "When we started the Company over 20 years ago, it was built on a mission to make vehicle ownership more accessible to applicants in the near- and non-prime credit spectrum. I am honored to have been of service to the Company and its shareholders all these years and look forward to its ongoing success.”
Mr. Flynn served as a member of Open Lending’s Board of Directors since 2000 and previously served as Chief Executive Officer from April 2000 until October 2022.
“John has been an invaluable member of the Board. We thank him for his leadership and wish him well in his retirement,” said Jessica Buss, Chairman of the Board. “Thanks to John, we have a strong foundation for growth and focus on innovation to empower financial institutions to grow their portfolios and create access to vehicle ownership.”
“I want to personally thank John for his years of dedicated service to Open Lending. As one of the Company’s founders, John is one of the visionaries responsible for enabling financial institutions to grow securely while breaking down barriers to vehicle ownership,” said Chuck Jehl, CEO of Open Lending. “John has been instrumental in guiding our mission, growth strategy, and innovation in the automotive lending industry. We look forward to continuing his legacy.”
Learn more at openlending.com.
About Open Lending
Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling, and default insurance to auto lenders throughout the United States. For over 20 years, we have been empowering financial institutions to create profitable auto loan portfolios with less risk and more reward. For more information, please visit www.openlending.com.
Contact
Open Lending Media Inquiries
press@openlending.com
Open Lending Investor Relations Inquiries
InvestorRelations@openlending.com